Exhibit 99.1

Press Release

Rockwell Collins’ first quarter fiscal year 2007 earnings per share increase 42% to 84 cents; revenues grow 13% to $993 million

•	FY 2007 projected EPS guidance range increased 15 cents to $3.25 - $3.35

CEDAR RAPIDS, Iowa (Jan. 25, 2007) – Rockwell Collins, Inc. (NYSE: COL) today reported net income of $143 million for the first quarter of fiscal year 2007 ended on December 31, 2006, an increase of $39 million, or 38% over fiscal year 2006 first quarter net income of $104 million. Earnings per share improved 25 cents, or 42%, to 84 cents compared to earnings per share of 59 cents last year. Earnings per share growth exceeded the growth rate in net income due to the favorable effect of the company’s share repurchase program.

First quarter fiscal year 2007 sales increased $112 million, or 13%, to $993 million compared to sales of $881 million a year ago. Organic revenue growth was $88 million, or 10%. Incremental sales from business acquisitions completed in fiscal year 2006, principally the Evans & Sutherland simulator visualization systems business (the E&S business) acquired in May 2006, contributed $24 million, or 3 percentage points of the total revenue growth. First quarter cash provided by operating activities totaled $81 million compared to $57 million last year.

“Our first quarter results reflect another great start to a new fiscal year as strong demand for our products, systems and services generated double-digit revenue growth, led by a 21% increase in Commercial Systems sales,” said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones. “Our highly integrated business model continued to act as a strategically important lever in enabling us to deliver productivity gains, demonstrated by a 240 basis point improvement in total segment operating margin as well as earnings per share growth that significantly outpaced revenue growth.”

On December 20, 2006, legislation was enacted that extended the availability of federal research and development (R&D) tax credits through the end of calendar year 2007 with retroactive effect from January 1, 2006. As a result, fiscal year 2007 first quarter earnings per share includes an 8 cent per share income tax benefit related to the recognition of R&D tax credits attributable to the period from January 1, 2006 to September 30, 2006.

Commenting on the company’s outlook for the full 2007 fiscal year, Jones noted, “Stronger than planned first quarter financial performance from our Commercial Systems business, coupled with expectations for continued overall favorable market conditions for the remainder of the fiscal year, have allowed us to raise our expectations for full year Commercial Systems’ sales and operating margins, as well as total company sales and earnings per share.”

Following is a discussion of fiscal year 2007 first quarter sales and earnings for each business segment.

Government Systems

Government Systems, which provides aviation electronics, navigation and precision guidance, communications and simulation systems, products and services to the United States government, foreign militaries and manufacturers of military platforms, achieved first quarter sales of $501 million, an increase of $28 million, or 6%, compared to the $473 million reported for the same period last year. Incremental sales from acquired businesses, primarily the E&S business, contributed $14 million, or 3 percentage points of the revenue growth. Organic revenue growth of 3% was driven by double-digit growth from defense advanced GPS receivers (DAGRs), open systems architecture and transformational defense communications programs, partially offset by anticipated lower simulation and training and legacy defense electronics sales.

Defense electronics systems and products sales increased $7 million, or 2%, to $349 million principally due to higher sales from incremental revenues of acquired businesses, DAGRs, and various rotary wing aircraft electronics systems programs, which were almost entirely offset by lower sales from simulation and training programs as well as certain European programs that are nearing completion. Defense communications sales increased $21 million, or 16%, to $152 million primarily due to higher revenues from Joint Tactical Radio System and other advanced communication development programs.

Government Systems’ first quarter operating earnings totaled $102 million, resulting in an operating margin of 20.4%, compared to operating earnings of $93 million, or an operating margin of 19.7%, for the same period last year. The improved operating earnings and operating margin were principally due to the combination of net favorable contract profit rate adjustments, productivity improvements and lower retirement benefit costs, partially offset by higher company-funded research and development costs.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved first quarter sales of $492 million, an increase of $84 million, or 21%, compared to sales of $408 million reported for the same period last year. Incremental sales from the E&S business contributed $10 million of the revenue growth, while strong demand for new business and air transport aircraft and aftermarket activities drove an 18% increase in organic revenues.

Sales to airlines and aircraft original equipment manufacturers for new aircraft production increased $35 million, or 17%, to $237 million primarily due to higher air transport and business jet avionics product and systems sales, partially offset by lower in-flight entertainment systems sales. Commercial Systems’ aftermarket revenues increased $49 million, or 24%, to $255 million. Organic aftermarket revenues grew $39 million, or 19%, as air transport avionics, in-flight entertainment and business and regional aftermarket revenues each achieved a double-digit rate of organic growth, with particular strength in business and regional and in-flight entertainment retrofits and spares. Incremental E&S business revenues accounted for $10 million, or 5 percentage points of the aftermarket growth.

Commercial Systems’ first quarter operating earnings increased $36 million, or 46%, to $114 million, delivering an operating margin of 23.2%, compared to operating earnings of $78 million, or an operating margin of 19.1%, for the same period a year ago. The increase in operating earnings and operating margin was primarily due to the combination of higher organic revenues, productivity improvements, lower retirement benefit costs, and lower research and development costs as a percent of sales, partially offset by certain unfavorable contract reserve adjustments.

Fiscal Year 2007 Outlook

The company has adjusted certain elements of its full fiscal year 2007 financial guidance as follows:

–	Total company sales are projected to be in the range of $4.25 billion to $4.3 billion (previously $4.2 billion to $4.3 billion).

–	Earnings per share are expected to be in the range of $3.25 to $3.35 (previously $3.10 to $3.20).

–	Commercial Systems’ full year sales are projected to increase by 13% to 15% (previously 12% to 14%) over fiscal year 2006 sales.

–	Commercial Systems’ segment operating margin is expected to be about 22% (previously in the range of 21% to 22%).

–	The effective income tax rate is expected to be about 31% (previously in the range of 31.5% to 32%).

The following table is a complete summary of the company’s updated fiscal year 2007 financial guidance:

• Total sales	$4.25 billion to $4.3 billion

• Segment sales growth:(1)
– Government Systems(2)	7% to 9%
– Commercial Systems(3)	13% to 15%

• Segment operating margins:
– Government Systems	19% to 20%
– Commercial Systems	about 22%

• Earnings per share	$3.25 to $3.35

• Cash flow from operating activities(4)	about $600 million

• Research & development costs	about $800 million

• Capital expenditures	about $140 million

(1)	Projected growth rate over prior fiscal year actual segment sales.
(2)	Includes approximately 2 percentage points of revenue growth attributable to fiscal year 2006 business acquisitions, principally the E&S business.
(3)	Includes approximately 1 percentage point of growth from incremental E&S business revenues.
(4)	Assumes $75 million of planned discretionary contributions to the company’s U.S. qualified defined benefit pension plan.

Business Highlights:

Rockwell Collins delivered its 100,000th Defense Advanced Global Positioning System Receiver (DAGR) for use by U.S. and international warfighters and reached the 225,000 unit sales milestone for its Selective Availability Anti-Spoofing Module (SAASM). Building upon the company’s highly successful Precision Lightweight GPS Receiver (PLGR), with more than 200,000 units delivered worldwide, the Rockwell Collins DAGR incorporates five times the capabilities and functions of the PLGR while reducing the overall size, weight and power requirements. Primarily used by the U.S. Army, the DAGR is considered the handheld standard for GPS position, navigation and situational awareness. The receiver provides precise timing to synchronize tactical radios for the digital battlespace and includes a graphical user interface that greatly enhances the soldier’s effectiveness and safety. The Rockwell Collins SAASM is a single, tamper-resistant multi-chip security module that can be combined with other components and software into a complete GPS receiver. The latest version of the Rockwell Collins SAASM is extremely small and consumes very little power.

The U.S. Air Force awarded Rockwell Collins a technology development contract for the Minuteman Modernization Program Upgrade (MMP Upgrade), the first phase of an extensive program with potential revenues of more than $75 million. The MMP Upgrade will enhance the Minuteman Launch Control Center’s satellite communications capability to provide connectivity with the Milstar Advanced Extremely High Frequency (AEHF) satellites plus improve the terminal operator control to make it more operationally suitable. These new capabilities will also be added to the Minuteman weapon systems trainers to keep them current with the latest configuration of operational equipment. The upgrades will provide all Minuteman units with continued assured Emergency Action Message reception from the National Command Authority. Rockwell Collins’ involvement in the Ground Element Minimum Essential Emergency Communications Network (MEECN) System (GEMS) program was a key factor in Rockwell Collins receiving the MMP Upgrade award.

The Defense Advanced Research Projects Agency (DARPA) selected Rockwell Collins to lead an effort under the Analog Spectral Processors (ASP) program, an initiative aimed at revolutionizing the state of the art in radio technology. Under the program, a Rockwell Collins-led team will develop an ultra-wideband, multi-channel receiver and spectral sensor, leveraging innovative RF architecture and novel RF Micro Electro-Mechanical Systems (MEMS) technologies. Phase One of the program includes development of filters and components which will be followed by a second phase where components will be integrated into filter banks and prototypes. Demonstration of a completed radio front end will take place in the third phase of the program. Employing MEMS technology in the development of the ASPs will significantly impact the communications industry by offering superior radio filter performance and flexibility for reduced cost, size, and power consumption. While the benefits will be realized in all communications areas, the Joint Tactical Radio System program will be one of the first programs to reap the rewards of this program.

Rockwell Collins was awarded a contract from Thai Aviation Industries, Inc. (TAI) to upgrade the Royal Thai Air Force’s (RTAF) fleet of C-130 aircraft with an integrated Communications, Navigation, Surveillance/Air Traffic Management (CNS/ATM) solution. Rockwell Collins will deliver the avionics solution, based on the company’s Flight2™ avionics system, on six RTAF C-130 aircraft. This upgrade will allow the aircraft to have unrestricted access to civil airspace by providing required navigation performance compliance and automatic dependent surveillance-broadcast (ADS-B) capability. The system supports growth to controller pilot data link communication (CPDLC). Rockwell Collins Flight2 system augments and enhances aircraft operational capabilities by providing an open systems architecture that integrates flight operations with navigation and guidance functions while providing growth for future requirements. As the prime avionics systems integrator for the program, Rockwell Collins provides technology that prepares the aircraft for changing CNS/ATM requirements as the airspace transitions to Free Flight operations. This award represents the latest in a number of successful CNS/ATM upgrade programs for Rockwell Collins, including the U.S. Air Force C/KC-135 GATM aircraft fleet upgrade and several other international C-130 programs.

Rockwell Collins visualization systems were selected by Lockheed Martin for Joint Strike Fighter (JSF) pilot training devices and by the UK Ministry of Defence for the UK Army’s Aviation Command and Tactics Trainer (ACTT). Rockwell Collins will provide image generator configurations to be installed in a Full-Mission Simulator and a Deployable Mission Rehearsal Trainer, as well as EXPTM technology-based database generation tools and a database preview station, for the JSF program. For the UK Aviation and Tactics Trainer, Rockwell Collins was awarded the fifth phase of the Mission Command Trainer (MCT)TM upgrade program which calls for the delivery of 62 channels of the EXP-50 Image Generator, visual databases, avionics, SAF, weapons and AAR upgrades. EXP technology is designed to deliver flexibility, responsiveness, and performance for the most demanding military training requirements and is capable of running on hardware with varying capabilities.

Bombardier Flexjet, Cessna Aircraft Company, Gulfstream Aerospace and Raytheon Aircraft Company each announced the selection of Rockwell Collins business aircraft products and systems at the National Business Aircraft Association conference in Orlando Florida. The selections made were as follows:

–	Bombardier Flexjet selected Rockwell Collins Tailwind 300 satellite television system and the SAT-6100 High Speed Data Satellite Communications System for its fleet of new Bombardier Challenger 604 and 605 aircraft with installations over the next five years.

–	Cessna Aircraft Company selected Rockwell Collins Pro Line 21 avionics as standard equipment for its new XLS+ aircraft scheduled to go into service in 2008, and its new CJ4, scheduled to enter service in 2010.

–	Rockwell Collins’ pedestal assembly system was selected by Gulfstream Aerospace for its G350, G450, G500 and G550 aircraft with deliveries expected to begin in February 2007.

–	Rockwell Collins Pro Line 21 avionics and Airshow 21 Cabin Management System was selected by Raytheon Aircraft Company for its Hawker 750 and Hawker 900 aircraft.

Rockwell Collins avionics, cabin systems and eFlight solutions were selected by Cathay Pacific Airlines, Sichuan Airlines, and SkyBus Airlines to outfit their respective fleets of air transport aircraft. Product, systems and solution selections included:

–	Rockwell Collins Airshow 4200D moving map and in-flight information system was selected for installation by Cathay Pacific Airlines on five Airbus A330 and 18 Boeing 777 aircraft, with an option for an additional 20 line fit aircraft as well as upgrading current Airshow 420 equipped aircraft. Installations are scheduled to begin in July 2007.

–	Sichuan Airlines expanded its relationship with Rockwell Collins by selecting an avionics package and the Programmable Audio Video Entertainment System (PAVES) for 12 Airbus A319, 320 and 321 aircraft, with an option for 10 additional aircraft. Deliveries are scheduled to begin in June 2007.

–	SkyBus Airlines has selected Rockwell Collins avionics and eFlight information management solution for its fleet of 65 Airbus A319 aircraft with deliveries slated to begin in 2007.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 10:00 a.m. Eastern Time on January 25, 2007. Individuals may listen to the call and view management’s supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through February 23, 2007.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is strengthened by 18,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the potential impacts of geopolitical events, the financial condition of our customers (including major U.S. airlines), the health of the global economy, the continued support for military transformation and modernization programs; the potential adverse impact of oil prices on the commercial aerospace industry; the cost of the global war on terrorism on U.S. government military procurement expenditures and program budgets; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; effective negotiation of collective bargaining agreements by us and our customers; performance of our suppliers and subcontractors; risks inherent in fixed price contracts, particularly the risk of cost overruns; risk of significant disruption to air travel; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products and satisfy our contractual commitments; risk of fines and penalties related to noncompliance with export control regulations; risk of asset impairments and government claims related to our pension plan freeze; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:

Pam Tvrdy	Dan Crookshank
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.

SEGMENT SALES AND EARNINGS INFORMATION

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended Dec. 31
	2006	2005
Sales
Government Systems	$501	$473
Commercial Systems	492	408

Total sales	$993	$881

Segment operating earnings
Government Systems	$102	$93
Commercial Systems	114	78

Total segment operating earnings	216	171

Interest expense	(4)	(3)
Earnings from corporate-level equity affiliate	—	1
Stock-based compensation	(4)	(4)
General corporate, net	(13)	(12)

Income before income taxes	195	153

Income tax provision (1)	(52)	(49)

Net income	$143	$104

Diluted earnings per share	$0.84	$0.59

Weighted average diluted shares outstanding	170.1	175.5

(1)	The company’s effective income tax rate for the first quarter of fiscal year 2007 was 26.7% compared to 32.0% for the first quarter of fiscal year 2006. The lower effective tax rate in the first quarter of fiscal year 2007 was principally due to the recognition of R&D tax credits that were attributable to the period from January 1, 2006 to September 30, 2006 as a result of legislation enacted on December 20, 2006 extending the availability of federal research and development tax credits through the end of calendar year 2007 with retroactive effect from January 1, 2006.

The following tables summarize total sales by product category and Commercial Systems’ sales by type of product or service for the three months ended December 31, 2006 and 2005 (unaudited, in millions):

	Three Months Ended Dec. 31
	2006	2005
Defense electronics	$349	$342
Defense communications	152	131
Air transport aviation electronics	261	222
Business and regional aviation electronics	231	186

Total	$993	$881

Aftermarket	$255	$206
Original equipment	237	202

Total Commercial Systems sales	$492	$408

ROCKWELL COLLINS, INC.

SUMMARY BALANCE SHEET

(Unaudited)

(in millions)

	Dec. 31, 2006	Sept. 30, 2006
Assets
Cash and cash equivalents	$207	$144
Receivables	780	821
Inventories	788	727
Current deferred income taxes	170	168
Other current assets	70	67

Total current assets	2,015	1,927

Property	554	552
Goodwill and intangible assets	642	654
Other assets	178	145

Total assets	$3,389	$3,278

Liabilities and shareowners’ equity
Accounts payable	$299	$324
Compensation and benefits	215	268
Advance payments from customers	275	246
Product warranty costs	203	189
Income taxes payable	50	54
Other current liabilities	229	243

Total current liabilities	1,271	1,324

Long-term debt	236	245
Retirement benefits	495	421
Other liabilities	83	82

Shareowners’ equity	1,304	1,206

Total liabilities and shareowners’ equity	$3,389	$3,278

ROCKWELL COLLINS, INC.

CONDENSED CASH FLOW INFORMATION

(Unaudited)

(in millions)

	Three Months Ended Dec. 31
	2006	2005
Operating Activities:
Net income	$143	$104
Adjustments to arrive at cash provided by operating activities:
Depreciation	23	20
Amortization of intangible assets	6	4
Stock-based compensation	4	4
Compensation and benefits paid in common stock	13	11
Tax benefit from the exercise of stock options	9	4
Excess tax benefit from stock-based compensation	(9)	(4)
Deferred income taxes	4	1
Pension plan contributions	(2)	(2)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	40	45
Inventories	(69)	(11)
Accounts payable	(37)	(48)
Advance payments from customers	29	14
Income taxes	(1)	(5)
Compensation and benefits	(53)	(79)
Other assets and liabilities	(19)	(1)

Cash Provided by Operating Activities	81	57

Investing Activities:
Property additions	(28)	(30)
Acquisition of license agreement	(2)	—
Proceeds from settlement of discontinued license agreement	14	—

Cash Used for Investing Activities	(16)	(30)

Financing Activities:
Decrease in long-term borrowings	(12)	—
Purchases of treasury stock	—	(33)
Cash dividends	(27)	(21)
Proceeds from exercise of stock options	22	12
Excess tax benefit from stock-based compensation	9	4

Cash Used for Financing Activities	(8)	(38)

Effect of exchange rate changes on cash and cash equivalents	6	(1)

Net Change in Cash and Cash Equivalents	63	(12)
Cash and Cash Equivalents at Beginning of Period	144	145

Cash and Cash Equivalents at End of Period	$207	$133

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